EXHIBIT 5.1

Faegre Baker Daniels LLP

600 East 96th Street ▼ Suite 600

Indianapolis ▼ Indiana 46240-3789

Phone +1 317 569 9600

Fax +1 317 569 4800

April 1, 2013

Nanophase Technologies Corporation

1319 Marquette Drive

Romeoville, Illinois 60446

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Nanophase Technologies Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”), registering the offer and sale of up to 3,000,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share, pursuant to the Nanophase Technologies Corporation 2010 Equity Compensation Plan (the “2010 Plan”).

We have examined the Registration Statement, the Certificate of Incorporation of the Company, as amended, the By-Laws of the Company, as amended, minutes of the proceedings of, and a unanimous written consent executed by, the Company’s Board of Directors authorizing the issuance of the Shares, and such other documents as we have considered necessary. We have also examined a certificate of the Secretary of the Company dated the date hereof (the “Certificate”). In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and that all public records reviewed are accurate and complete. As to factual matters, we have relied on the certifications, statements or representations of the Company (including the Certificate) and have not independently verified the matters stated therein.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when the Registration Statement shall have become effective and the Shares have been issued in accordance with the 2010 Plan, and in the case of Shares to be issued upon the exercise of stock options, the exercise price therefor paid as described in the 2010 Plan, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter is solely for the use of the Company in connection with the Registration Statement. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours very truly,

FAEGRE BAKER DANIELS LLP

By:	/s/ Janelle Blankenship
Janelle Blankenship